Exhibit 10.1

Independent Contractor Agreement
This Contractor Agreement (“Agreement”) is effective as of December 1, 2023 (“Effective Date”) and entered into between PureCycle Technologies, Inc., a Delaware corporation, including its subsidiaries and affiliates, (“PureCycle”) and Jeffrey R. Fieler, an independent contractor (“Contractor”). The parties agree as follows:
1.Services. During the term of this Agreement, Contractor will serve as PureCycle’s Interim Chief Financial Officer, and perform the duties and functions required of a chief financial officer of a publicly listed company including, but not limited to, oversight of the PureCycle’s financial reporting and controls, financial planning and analysis, internal audit, investor/shareholder relations, tax, budgeting, and capital raising strategies (collectively, the “Services”). Contractor will:
A.perform the Services in a professional and workmanlike manner in accordance with generally accepted industry standards, exercising the degree of skill and judgment normally exercised by recognized firms or individuals of similar stature and reputation performing services of a similar nature; and
B.comply with all applicable foreign, federal, state, and local laws, rules, and regulations and with any applicable PureCycle policies in connection with this Agreement.
2.Payment.
A.For each month Contractor is providing the Services, Contractor will receive monthly compensation of $42,500.00 paid in PureCycle common stock. The number of shares will be based on the weighted average closing price of the PureCycle common stock for the twenty (20) trading days prior to and including the last trading day of the month.
B.At the conclusion of the Agreement Contractor shall receive a minimum target bonus of $360,000 and, in the sole discretion of the Compensation Committee, Contractor’s bonus can be increased for a total bonus of up to $720,000. The calculation of the bonus shall be pro-rated based on the number of months Contractor provides the Services divided by 12 months (For example only Services provided for 3 months shall entitle Contractor to 25% of the recommended bonus: 3/12 X $360,000 = $90,000). The bonus shall be paid in PureCycle common stock. The number of shares will be based on the average weighted closing price of the PureCycle common stock for the twenty (20) trading days prior to and including the last trading day of the month in which the Agreement is terminated.
3.Term and Termination. The term of this Agreement shall commence as of the Effective Date and will continue on a month-to-month basis until terminated as follows:
A.Either party may terminate this Agreement at any time with or without cause upon thirty (30) days’ prior written notice to the other party. In the event of termination, PureCycle's obligation to Contractor will be limited to (i) the fees described in Section 2, and (ii) for all reasonable and documented costs and expenses incurred by Contractor directly attributable to winding down activities resulting from the termination. In the event of termination, Contractor will deliver to PureCycle all deliverables and other materials owned by PureCycle in Contractor’s possession or control relating to the chief financial officer role.
B.Upon any termination, PureCycle will only be obligated to pay for Services rendered through the effective date of termination, to the extent not otherwise subject to a good faith dispute, and provided that Contractor has complied with the foregoing delivery obligations.
4.Representations and Warranties. Contractor represents and warrants that: (i) he is either (a) an individual person or sole proprietorship or (b) a legal entity that is duly organized and validly existing in good standing under the laws of the state of its organization; (ii) if it is a legal entity, it has full power and authority and is authorized to enter into this Agreement and to perform all of its obligations under this Agreement; (iii) the execution, delivery, and performance of this Agreement does not conflict with any agreement, instrument, or understanding that is binding on Contractor nor violate any law, regulation, or order that applies to Contractor; (iv) it has all rights and permissions necessary to perform the Services and to make any grant of rights to PureCycle that is contemplated by this Agreement; and

(iv) the Services do not violate or infringe any copyright, patent, trade secret, trademark, trade name, right of privacy or publicity, or any other third party rights.
5.Relationship Between the Parties. The parties agree that Contractor will be an independent contractor, and that Contractor will not be considered an employee of PureCycle. Contractor understands and agrees that he shall not be entitled to participate in any PureCycle employee benefit plans or receive any fringe benefits, which are available only to employees of PureCycle.
6.Ownership. The results and proceeds of Contractor’s Services (collectively, the “Work Product”), including all US and foreign copyright, patent, trademark, trade secret, and all other intellectual property or proprietary rights (the “Intellectual Property Rights”), will be (i) deemed to have been specifically ordered and commissioned by PureCycle; (ii) considered a work made for hire from the moment of creation; and (iii) the sole and exclusive property of PureCycle without any need for accounting therefor. All elements of the Work Product that are protectable by copyright will be considered “works made for hire” under the United States Copyright Act, 17 U.S.C. § 101 et seq. To the extent that any Work Product does not constitute a work made for hire, or to the extent that ownership of any rights do not otherwise automatically vest in PureCycle, Contractor hereby assigns to PureCycle all right, title, and interest that Contractor may have or acquire in all Work Product, including all Intellectual Property Rights, and any related registrations or applications. Contractor agrees not to file for or register any patents, trademarks, or copyrights in connection with the Work Product. Upon completion of the Work Product (or PureCycle earlier request) Contractor must deliver to PureCycle the Work Product together with all copies of the Work Product. Contractor must provide (and shall cause its employees, service providers, and agents to provide) PureCycle with such information and know-how as necessary to use and utilize the Work Product and improvements or derivatives related to the Work Product. Upon PureCycle’s request, Contractor will provide such cooperation as PureCycle may reasonably request to confirm, obtain, register, transfer, and preserve in the name of PureCycle or its designee the Work Product and to assist in any proceeding or litigation relating to the Work Product.
7.Confidentiality. Confidentiality obligations will run concurrently with the existing confidentiality obligations Contractor maintains as a member of PureCycle’s Board of Directors.

8.Notices. Any notices provided under this Agreement must be in writing (including via electronic mail) and sent via (i) a nationally recognized courier; (ii) U.S. mail, return receipt requested, and are effective upon actual receipt (each with a return receipt notice) or via overnight courier with a tracking number or (iii) electronic mail. Either party may change its address or email by notice to the other.
PureCycle:
Attn: General Counsel
PureCycle Technologies, Inc.
5950 Hazeltine National Drive, Suite 300
Orlando, Florida 32822
with an email copy to: legaldepartment@purecycle.com
Contractor:
Jeffrey R. Fieler
PureCycle Technologies, Inc.
5950 Hazeltine National Drive
Suite 300
Orlando, Florida 32822
with an email copy to: jfieler@purecycle.com

9.Remedies. Contractor acknowledges and agrees that a breach, or attempted or threatened breach, of any obligation under this Agreement may cause immediate and/or irreparable harm to PureCycle for which monetary damages would not be a sufficient remedy, and that PureCycle shall be entitled to injunctive relief as a remedy for any such breach or attempted or threatened breach. The foregoing remedy will not be deemed to be the exclusive remedy of PureCycle but shall be in addition to all other remedies available at law or in equity.

10.Governing Law and Jurisdiction. This Agreement and any all disputes between the parties are governed by and must be construed in accordance with the laws of the state of Florida, without reference to conflicts of law principles. The parties agree to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, Florida for any legal proceeding involving the Agreement or any dispute, controversy, or claim between PureCycle and Contractor. By execution and delivery of this Agreement, the parties to this Agreement submit to the jurisdiction of those courts. Contractor waives objection to venue or jurisdiction. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.
11.Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable in any respect, both parties agree that such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.
12.Survival. Any paragraph, term, or provision, which contemplates performance or observance subsequent to any termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement and continue in full force and effect for the specified period or, if no period is specified, indefinitely.
13.Entire Agreement and Amendments. Except for certain confidentiality and other obligations imposed upon Contractor related to his service on PureCycle’s Board of Directors, this Agreement is the complete and exclusive statement of the mutual understanding of the parties related to the subject matter of this Agreement and supersedes and cancels all previous written and oral agreements, communications and other understandings relating to the subject matter of this Agreement. The terms of this Agreement shall not be amended or modified in any respect whatsoever except by a written instrument executed by PureCycle and Contractor.
14.Other Terms. Any amendment to this Agreement shall be handled in accordance with Section 13, “Entire Agreement and Amendments.”
15.Miscellaneous. This Agreement is not assignable, transferable or sublicensable by Contractor except with PureCycle's prior written consent. PureCycle may transfer and assign any of its rights and obligations under this Agreement without consent.
16.Counterpart Execution. This Agreement may be executed in two or more counterparts, including via electronic signature (which shall, for the avoidance of doubt, include via DocuSign or similar platform), each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, each party understands this Agreement and has it to be executed and delivered by their duly authorized representative(s).

PureCycle Technologies, Inc.	Jeffrey R. Fieler

_/s/ Dustin Olson___________________________	_/s/ Jeffrey R. Fieler_________________________
Signature	Signature

_Dustin Olson______________________________	_Jeffrey R. Fieler____________________________
Name	Name

_Chief Executive Officer______________________	_December 1, 2023__________________________
Title	Date

_December 1, 2023__________________________
Date